Exhibit 99.1

Abeona Therapeutics Announces the Appointment of Michael Amoroso as Chief Operating Officer

NEW YORK and CLEVELAND, Oct. 27, 2020 – Abeona Therapeutics Inc. (Nasdaq: ABEO), a fully-integrated leader in gene and cell therapy, today announced that Michael Amoroso, Senior Vice President and Chief Commercial Officer at Abeona, has been promoted to Chief Operating Officer and will serve as the Company’s principal executive and operating officer, effective November 1, 2020. In this newly created role at Abeona, Mr. Amoroso’s responsibilities will broaden to include oversight and leadership of all operations; including but not limited to, research and clinical development, regulatory, medical, commercial, corporate affairs and business development.

“Michael has more than 20 years of strategic and operational leadership experience in the biotechnology and pharmaceutical industries, including working within commercialization teams across clinical development, regulatory affairs, and medical affairs in major global markets,” said Steven H. Rouhandeh, Chairman of Abeona’s Board of Directors. “His recent and highly relevant experience with the commercial development of novel therapies for underserved patient populations will serve Abeona well as the Company seeks to further advance its clinical programs toward providing novel gene and cell therapies to patients who currently have no approved treatment options.”

Mr. Amoroso stated, “Abeona has a significant foundation in place with a compelling vision, great people, deep science and a robust pipeline of advanced and early stage programs. The experienced and talented team at Abeona remains committed to serving the patients with recessive dystrophic epidermolysis bullosa (RDEB) and Sanfilippo syndrome, and we are focused on completing enrollment in our EB-101 pivotal Phase 3 study for RDEB and Phase 1/2 studies of ABO-102 and ABO-101 for Sanfilippo syndrome type A (MPS IIIA) and Sanfilippo syndrome type B (MPS IIIB), respectively.”

Mr. Amoroso has served as Senior Vice President and Chief Commercial Officer of Abeona since July 2020. Prior to joining Abeona, Mr. Amoroso held various senior level commercial positions at leading biopharmaceutical companies, including Kite, Eisai Inc., Celgene Corporation (now a subsidiary of Bristol-Myers Squibb Company), and Sanofi. At Kite, he was responsible for the company’s worldwide commercial organization leading the commercialization efforts for the autologous CAR T-cell therapy, YESCARTA®, and the future cell therapy pipeline. Before Kite, Mr. Amoroso was Senior Vice President, Americas for Eisai’s Commercial Oncology Business Group, where he was accountable for teams charged with creating and driving commercial strategy and implementation for the company’s approved products and earlier-stage assets. Previously, Mr. Amoroso worked at Celgene for six years in several commercial roles before serving as the organization’s Commercial Lead for CAR T-cell therapy programs. In this capacity, he helped Celgene develop an organizational model to commercialize cell therapies including specialized manufacturing and customer services for patients with lymphoma and myeloma. Before joining Celgene, Mr. Amoroso held various marketing and sales leadership positions over his 10-plus year tenure at Sanofi. Mr. Amoroso earned his M.B.A. in Management from the Stern School of Business, New York University, and his B.A. in Biological Sciences, summa cum laude, from Rider University.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. Abeona’s clinical programs include EB-101, its autologous, gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa in Phase 3 development, as well as ABO-102 and ABO-101, novel AAV-based gene therapies for Sanfilippo syndrome types A and B (MPS IIIA and MPS IIIB), respectively, in Phase 1/2 development. The Company’s portfolio of AAV-based gene therapies also features ABO-201 for CLN3 disease. Abeona’s novel, next-generation AIM™ capsids have shown potential to improve tropism profiles for a variety of devastating diseases. Abeona’s fully functional, gene and cell therapy GMP manufacturing facility produces EB-101 for the pivotal Phase 3 VIITAL™ study and is capable of clinical and commercial production of AAV-based gene therapies. For more information, visit www.abeonatherapeutics.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. These statements include statements about the Company exploring all strategic options, including the sale of some or all of its assets or sale of the Company. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “estimate,” “expect,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to the potential impacts of the COVID-19 pandemic on our business, operations, and financial condition, the outcome of the strategic review, continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the outcome of any future meetings with the U.S. Food and Drug Administration or other regulatory agencies, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin
VP, Investor Relations
Abeona Therapeutics
+1 (646) 813-4709

ggin@abeonatherapeutics.com